Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

H.B. Fuller Company:

We consent to the incorporation by reference in the registration statement (Nos. 2-73650, 33-50786, 333-24703, 333- 50005, 333-50827, 333-89453, 333-48420, 333-44496, 333-48418, 333-127069 and 333-135772) on Form S-8 and registration statement (Nos. 33-53387 and 333-100056) on Form S-3 of H.B. Fuller Company of our reports dated February 15, 2007, with respect to the consolidated balance sheets of H.B. Fuller Company as of December 2, 2006 and December 3, 2005, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows, for each of the years in the three-year period ended December 2, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 2, 2006 and the effectiveness of internal control over financial reporting as of December 2, 2006, which reports appear in the December 2, 2006 annual report on Form 10-K of H.B. Fuller Company.

Our report dated February 15, 2007 notes that the Company adopted the provisions of Statement of Financial Accounting Standards No. 123R, Share-Based Payment, on December 4, 2005, Financial Accounting Standards Board Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations, on December 2, 2006, and Securities and Exchange Commission Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements,” on December 2, 2006.

/s/ KPMG LLP

Minneapolis, Minnesota

February 15, 2007